Exhibit 99.1

Company/Investor Contact:

Dianne Will

Hemispherx Biopharma, Inc.

518-398-6222

ir@hemispherx.net

Hemispherx Biopharma and the FDA Reach Agreement on Filing Requirements for the

Company’s Complete Response in Support of Ampligen® New Drug Application for

Chronic Fatigue Syndrome Treatment …Targeted Filing Date in 3rd Quarter 2012

Philadelphia, PA, July 11, 2012: Hemispherx Biopharma, Inc. (NYSE MKT: HEB) (the “Company” or “Hemispherx”) recently met with representatives of the U.S. Food and Drug Administration (the “FDA”). At that meeting, the FDA agreed to accept, for review, new analyses of data from Hemispherx’s AMP-516 Phase III Clinical Trial (“AMP-516 Trial”) in support of its New Drug Application (“NDA”) for Ampligen® (Poly I : Poly C12U). If found sufficient to support approval of the drug, these new analyses will be in lieu of an additional confirmatory Phase III study called for in the Agency’s November 25, 2009, Complete Response Letter (“CRL”). The FDA has advised that whether the new analyses provide adequate evidence of Ampligen®’s efficacy in treating Chronic Fatigue Syndrome (“CFS”) will ultimately be a review issue.

In its CRL, the FDA recommended at least one additional clinical study of Ampligen® in CFS patients, including at least 300 patients on dose regimens intended for marketing. In November 2010, Hemispherx announced the publication of new analyses of data from the AMP-516 Trial showing that patients on Ampligen® reduced their use of concomitant medications compared to patients receiving placebo. In particular, Ampligen® patients reduced their use of medications which may prolong the QT interval. Prolongation of the QT interval is a known risk factor for sudden cardiac death and arrhythmias. A greater portion of the placebo patients were found to have a significant prolongation of the QT interval compared to patients who had received Ampligen®, thereby creating a cardiac risk situation in the CFS patients. Cardiac death is one of three major causes of premature death in CFS, which affects predominantly women in their 40s. The article can be found at http://jrnlappliedresearch.com/articles/Vol10Iss3/Vol10%20Iss3Stouch.pdf. At present, no drug has received FDA approval to treat this chronic, seriously debilitating disease.

In March, 2012, a new peer reviewed analysis of data from the AMP-516 Trial was published showing that the proportions of Ampligen® patients with exercise improvements of at least 25% and at least 50% were, respectively, 1.7 and 1.9-fold greater than those patients on placebo. A continuous responder analysis, which examined response improvements from 25% to 50% in 5% increments, showed a greater improvement in exercise tolerance for patients receiving Ampligen® versus placebo at every 5% increment above 25%. The article can be found at http://dx.plos.org/10.1371/journal.pone.0031334.

On June 8, 2012, the Company and its consultants met with the FDA to discuss certain aspects of the CRL relating to its NDA for Ampligen® for the treatment of severely debilitated patients with CFS. At this time, the Company believes the key points from the meeting to be undertaken by the Company in conjunction with its complete response include the following:

•	The FDA agreed to accept, for review, in Hemispherx’s complete response new analyses of data from the AMP-516 Trial. Whether these data provide adequate evidence of efficacy will ultimately be a review issue, and there can be no assurance the FDA will conclude the data are adequate to support approval of the Ampligen® NDA.

•	As the product is a new molecular entity, the FDA anticipates that the data submitted in the NDA would be presented at a public FDA Advisory Committee meeting.

•	The FDA requires that the Company’s complete response include all information necessary for review at the time of filing and that it address all deficiencies identified in the CRL.

•	Hemispherx’s New Brunswick manufacturing facility would be expected to be ready for GMP pre-approval inspection at the time of the complete response.

•	Hemispherx will include in the complete response a request for postponement of rodent carcinogenicity study requirements and a justification for this request.

Hemispherx plans to submit the complete response in the 3rd quarter 2012. The FDA has advised that, once submitted, the complete response will be on a six month review cycle at the FDA. The FDA’s agreement to review the complete response does not commit the Agency to approve the Ampligen® NDA. Further, although the proposed New Brunswick manufacturing facility already has received a Biologics License from the FDA for its commercial product, Alferon N Injection®, no guarantee can be made at this time that the facility will necessarily pass a pre-approval inspection for Ampligen® manufacture, which is conducted in a separately dedicated area within the overall New Brunswick manufacturing complex.

As a result of the meeting, Hemispherx has accelerated its preparedness for FDA pre-approval inspections by hiring additional staff, consultants, and various independent contractors.

DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements (explained below), including statements about the remaining steps to potentially gain FDA approval of the Ampligen® NDA for the treatment of Chronic Fatigue Syndrome. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for approval of the Ampligen® NDA. These activities and the ultimate outcomes are subject to a variety of risks and uncertainties, including but not limited to risks that (i) the complete response Hemispherx ultimately submits in support of the Ampligen® NDA may not be accepted by the FDA or such acceptance may be delayed; (ii) the FDA may ask for additional data, information or studies to be completed or provided prior to approval; (iii) the FDA may require additional work related to the commercial manufacturing process to be completed prior to approval or may, in the course of the inspection of manufacturing facilities, identify issues to be resolved; and (iv) the FDA may determine that the complete response ultimately submitted by Hemispherx is not “complete,” potentially requiring the Company to conduct additional activities before it can re-file, if at all, the complete response. Any failure to satisfy the FDA’s requirements could significantly delay, or preclude outright, approval of the Ampligen® NDA.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Because both Ampligen® and Alferon LDO® are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. Ampligen is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations and represent the Company’s judgment as of the date of this release. The inclusion of forward-looking statements should not be regarded as a representation by Hemispherx that any of its plans will be achieved. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Hemispherx’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Examples of such risks and uncertainties include those set forth in the Disclosure Notice, above, as well as the risks described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Hemispherx undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise revise or update this release to reflect events or circumstances after the date hereof.